Exhibit 21.1

List of Vapotherm, Inc.’s Subsidiaries

1.	Solus Medical Limited, incorporated in Scotland, a wholly owned subsidiary.
2.	HGE Health Care Solutions, LLC, incorporated in the State of Delaware, a wholly owned subsidiary.